Exhibit 5.1

LAW OFFICES
Glaser, Weil, Fink, Jacobs, Howard & Shapiro, llp
10250 Constellation Boulevard
Nineteenth Floor
Los Angeles, California 90067
(310) 553-3000
Fax (310) 556-2920

Direct Dial Number	May 15, 2009
MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Re:	Underwritten Public Offering of Shares of Common Stock
Gentlemen:
     We have acted as counsel for MGM MIRAGE, a Delaware corporation (the “Company”), in connection with a registered offer and sale (the “Offering”) of 143,000,000 shares (the “Offered Shares”) of the Company’s common stock, $.01 par value per share (the “Common Stock”). The Offering is being made pursuant to: (i) the Company’s Registration Statement on Form S-3, No. 333- 158956 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; (ii) the Company’s Prospectus Supplement dated May 13, 2009 (together with the base prospectus contained in the Registration Statement, the “Prospectus”); and (iii) that certain underwriting agreement, dated May 13, 2009 (the “Underwriting Agreement”), by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”), as representative of the underwriters named in Schedule A thereto (collectively, the “Underwriters”). Pursuant to the Underwriting Agreement, the Underwriters have been granted an over-allotment option to purchase up to 21,450,000 shares of Common Stock (together with the Offered Shares, the “Shares”).
     We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the offer, sale and issuance of the Shares being made in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus. With respect to the matters set forth below, we are relying as to certain factual matters solely upon a certificate of an officer of the Company.
     We are not opining herein as to matters involving solely the laws of the United States of America, the State of Nevada, the State of California and the General Corporation Law of the State of Delaware (the “DGCL”). We are not engaged to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the State of Delaware, any laws other than the DGCL, or as to any matters of municipal law or the laws of any other local agency within any state.

May 15, 2009

     Based upon the foregoing and the other matters set forth herein, it is our opinion that the Shares, upon issuance and delivery, will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Offering and may be relied upon by you and by persons entitled to rely on it pursuant to the applicable provisions of the federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Glaser, Weil, Fink, Jacobs, Howard & Shapiro, LLP
GLASER, WEIL, FINK, JACOBS, HOWARD & SHAPIRO, LLP